EXHIBIT 10(c)



               SUMMARY DESCRIPTION OF THE WORTHINGTON FOODS, INC.
                            1999 EXECUTIVE BONUS PLAN



         The Board of Directors of the Company adopted an incentive compensation program for the President and the Vice Presidents of the Company which began in 1993. Under this plan, such executives are eligible to receive year end cash bonuses. These bonuses are tied to the Company's financial plan for 1999. The bonuses are designed to place the executives' compensation at approximately the mid-point of total compensation paid to executives of similar sized companies (based upon a survey conducted by William Mercer & Company) when the Company reaches its financial plan. When the Company exceeds its financial plan, the cash bonuses to be paid increases up to a maximum of 60% of the base salaries of the Company's Vice Presidents, 90% of the base salary for the Company's Executive Vice Presidents and 120% of the base salary of the Company's President. At the maximum, the total compensation paid the executives is approximately the 75th percentile of comparable companies.

         The exact amount of the bonus paid to each executive is also tied to specific performance goals established for each executive. The Compensation Committee of the Board evaluates the performance of the President, and the President evaluates the performance of the Executive Vice Presidents and Vice Presidents.

                                     - 98 -